EXHIBIT 10.45(a)
             THE BANK OF NOVA SCOTIA                       Cable Address
                 Hato Rey Branch                           'Scotiabank'
                 Plaza Scotiabank
         273 Ponce De Leon Ave. 4th Floor                   Address Your
               Hato Rey, Puerto Rico                          Reply To
                                                           G.P.O Box 6262
                                  May 27, 1994          San Juan, P.R. 00936

Enron Gas & Oil Trinidad Limited
Second Floor, The Mutual Centre
16 Queen's Park West
Port of Spain
Republic of Trinidad & Tobago
British West Indies

ATTN:  MANAGING DIRECTOR

Dear Sirs:

     We hereby submit this Letter Loan Agreement (the "Agreement") setting out the terms and conditions under which The Bank of Nova Scotia's Hato Rey Branch (the "Bank") agrees to extend to Enron Gas & Oil Trinidad Limited (the "Borrower") the credit facilities referred to herein:

LETTER LOAN AGREEMENT

1.    BORROWER:  Enron Gas & Oil Trinidad Limited

2. TYPE OF CREDIT: Non-Revolving Term Credit available by way of direct advances. Although the credit facility is a non-revolving facility, the Borrower will be allowed to borrow, repay and reborrow the Working Capital Amount (as defined hereinafter) within the term of the Loan as provided hereunder.

3. LOAN AMOUNT: Up to an aggregate amount not to exceed at any time outstanding US$44,000,000 (the "Commitment").

4. PURPOSES: To finance (or refinance or replace with Advances funded with 936 Deposits as permitted by paragraphs (c)(7)(i) and (c)(7)(ii) of the Federal CBI Regulations) the costs of the Borrower's exploration for and development and production of natural gas and crude oil from the Kiskadee and Ibis Fields in the South East Coast Consortium Block offshore Trinidad & Tobago, including without limitation, the constructing of off-shore platforms, laying of pipelines, drilling of wells and installation of all related equipment and facilities (the "Active Business Assets"). The proceeds of the Loan may also be used for working capital purposes, provided that the amount used for such purposes may not exceed 10% of the amount invested in Active Business Assets (the "Working Capital Amount").

5. DEFINITIONS: "936 Deposits" means deposits of eligible funds by exempted businesses under the Puerto Rico Industrial Incentives Acts and/or the Puerto Rico Tax Incentive Act.

      "936 Option Rate" shall have the meaning described in Section 8(a) hereof.

      "Active Business Assets" shall have the meaning described in Section 4 hereof.

      "Advance" means an advance from the Bank to the Borrower pursuant to
      Section 7 hereof.

      "Base Rate" means the variable per annum reference rate of interest, as announced and adjusted by The Bank of Nova Scotia from time to time in the City of New York as its base rate, for United States dollar loans made by such bank in the United States and Puerto Rico. No representation is made by the Bank that such rate is the lowest or most favorable rate offered by The Bank of Nova Scotia.

      "Business Day" means (i) as to LIBOR funded portions of the Loan, a day of the year on which dealings are carried on in the London interbank market and banks are open for business in London and not required or authorized to close in New York City, Puerto Rico or Trinidad & Tobago and (ii) as to the 936 Deposits and Base Rate funded portions of the Loan, a day in which the Bank is not required or authorized to close for business in Puerto Rico or Trinidad & Tobago.

      "Commissioner" shall have the meaning described in Section 18.3(a) hereof.

      "Date of this Agreement" means the date on which the Borrower accepts this Agreement by execution of the original and one counterpart.

      "Event of Default" shall have the meaning described in Section 19 hereof.

      "Federal CBI Regulations" shall have the meaning described in Section 18.3(b) hereof.

      "Funding Period" means one of the successive periods into which the period between the date of the first Advance and the Maturity Date shall be divided. The termination date of each such Funding Period shall be referred to as a Rollover Date.

      "Governmental Authority" means (a) the United States of America, (b) the Commonwealth of Puerto Rico, (c) Trinidad & Tobago, (d) any political subdivision of any jurisdiction referenced in clauses (a) through (c) of this sentence and (e) any court, agency, department, commission, board, bureau or instrumentality of any jurisdiction referenced in clauses (a) through (c) of this sentence.

      "Guarantor" shall mean Enron Oil & Gas Company.

      "Guaranty" shall have the meaning described in Section 13 hereof.

      "Interest Payment Date" shall mean the first day of each of the months of January, April, July and October.

      "LIBOR" means the rate of interest per annum at which deposits of equal or like amounts in United States dollars are offered by the principal office of The Bank of Nova Scotia in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time), two (2) business days before the first day of the particular Funding Period for a period equal to such Funding Period, as adjusted by the Bank to reflect the impact of the municipal license taxes upon the Bank.

      "LIBOR Option Rate" shall have the meaning described in Section 8(b) hereof.

      "Loan" means the principal sum of US$44,000,000, or, if less, the aggregate unpaid principal amount of the Advances owing to the Bank outstanding from time to time.

      "Loan Documents" means this Agreement with its Exhibits, the Promissory Notes, the Non Revolving Term Note, and the Guaranty.

      "Non Revolving Term Note" shall have the meaning described in Section 7(b) hereof.

      "Promissory Note" means a promissory note of the Borrower payable to the order of the Bank, in the form and substance of Exhibit "A" attached hereto and incorporated herein, evidencing the indebtedness of the Borrower resulting from each Advance made hereunder by the Bank.

      "Regulation 3582" shall have the meaning described in Section 18.3(a) hereof.

      "Regulation 5002" shall have the meaning described in Section 18.3(a) hereof.

      "Termination Date" means the date that is the earlier of 5 years from the Date of this Agreement or the date that the Agreement terminates pursuant to Section 19 hereof.

      "Working Capital Amount" shall have the meaning described in Section 4 hereof.

6. TERMS/MATURITY: The Borrower shall repay the Bank the outstanding principal amount of the Loan due hereunder in full on the fifth anniversary date of the Date of this Agreement (the "Maturity Date").

7.    EVIDENCING AVAILMENTS/DRAWINGS:

      (a) The Bank agrees, on the terms and conditions set forth herein, to make one or more Advances to the Borrower from time to time on any Business Day during the period from the Date of this Agreement until the Termination Date in an aggregate amount not to exceed at any time outstanding the Commitment. Each Advance shall reduce the amount of the

      Commitment by the principal amount of such Advance. Each Advance shall be in an aggregate amount of not less than US$500,000 and integral multiples of US$500,000 above such amount, and shall be evidenced by a Promissory Note. Within the limits of the Commitment, the Borrower may borrow the Working Capital Amount, prepay such amount pursuant to Section 12 hereof and reborrow such amount under this Section 7(a).

      (b) When the Commitment has been fully drawn or if no further draws are to be made hereunder, all Promissory Notes outstanding shall be substituted and replaced by one Non-Revolving Term Note. The Non-Revolving Term Note shall be in the form and substance of Exhibit "B" attached hereto and incorporated herein.

8. INTEREST RATES: The Borrower shall have the following interest rate options on each Advance:

      (a) The cost of 30, 60, 90 or 180 day 936 Deposits (as determined by the Bank and adjusted for the cost to the Bank of the municipal license taxes), plus 50 basis points per annum (subject to the availability of 936 Deposits and to the continuing qualification of the Loan for 936 funding) (the "936 Option Rate");

      (b) 1, 2, 3, or 6 months cost of LIBOR plus 50 basis points per annum (subject to the availability of LIBOR funds) (the "LIBOR Option Rate");

      (c) If both 936 Deposits and LIBOR funds become unavailable or may not be used, the Base Rate interest rate will apply fluctuating concurrently with any changes in such Base Rate;

      (d) Notwithstanding anything to the contrary provided in paragraphs (a) and (b) above, at any time during the term of the Loan, the Borrower may request the Bank to fix the rate of interest on all or any portion of the Loan, effective on a Rollover Date, for a period not to exceed the then remaining term of the Loan, subject to the availability to the Bank of 936 Deposits or LIBOR funds with the same maturity as the term of the fixed rate, at a rate mutually agreeable to the Borrower and the Bank. Any prepayment by the Borrower of all or any portion of the Loan with a fixed interest rate, shall be subject to the payment by the Borrower of the breakage costs described in Section 12 hereof;

      (e) Notwithstanding anything to the contrary herein provided, the interest rate applicable to any principal under the Loan outstanding after the Maturity Date or after the Loan is declared due and payable pursuant to
      Section 19 hereof shall be 2% per annum over the Base Rate;

      (f) Upon the first Advance and thereafter three Business Days prior to the first day of each new Funding Period, the Bank shall notify to the Borrower the following rates of interest on such Business Day (a) subject to the availability to the Bank of 936 Deposits and to the eligibility of the Advance to be funded with 936 Deposits, the 936 Option Rate; and (b) subject to the availability to the Bank of LIBOR funds for such Funding Period, the LIBOR Option Rate. In the case of 936 Deposit funding, the Borrower must advise the Bank not later than 12 noon Puerto Rico time on the first Business Day of the ensuing Funding Period, and in the case of LIBOR funding two (2) Business Days before such Business Day which of the two funding options it selects for the ensuing Funding Period. The interest rate applicable to such Funding Period shall be the interest rate applicable on the first day of the Funding Period to the funding option selected by the Borrower. If the Borrower fails to make such timely notice of election then the interest rate beginning on the first day of such Funding Period shall be computed on the basis of the 30 day 936 Option Rate until a new Funding Period is established, or, if 936 Deposits are not available, on the basis of 30 day LIBOR Option Rate or, if LIBOR funds are not available, on the basis of the Base Rate.

9.    FEES:

      (a) The Borrower shall pay to the Bank on the Date of this Agreement a one-time front end fee of 15 basis points times the Commitment amount. This fee includes the Bank's cost of presenting the necessary applications for 936 funding to the Puerto Rico government agencies.

      (b) On each anniversary date from the Date of this Agreement, the Borrower shall pay the Bank an annual administration fee of US$10,000.00.

      (c) On each Interest Payment Date, the Borrower shall pay the Bank a Standby Fee amounting to 15 basis points of the unutilized portion of the Commitment, computed on a daily basis, on the basis of a 365/366 days year.

9.A VARIATIONS ININTEREST RATES AND STANDBY FEE: The interest rates and the Standby Fee set forth in Sections 8 and 9(c) hereof, shall be increased and reduced concurrently with any increases or reductions in the Guarantor's senior unsecured long term debt rating by Standard and Poor's ("S&P") or Moody's, as follows:

      S&P or          Standby       LIBOR          936
  Moody's Rating        Fee          Plus         Plus
  --------------     --------       -----         ----
A or A2, or better    12.5 bp      37.5 bp       37.5 bp

BBB+ or Baa1, or
better                15 bp        50 bp         50 bp

BBB and Baa2          17.5 bp      55 bp         55 bp

BBB- or Baa3          20 bp        62.5 bp       62.5 bp

BBB- and Baa3         25 bp        75 bp         75 bp

BB+ or lower and
Ba1 or lower          37.5 bp      112.5 bp      112.5 bp

10. CALCULATION AND PAYMENT OF INTEREST: The Borrower shall pay interest quarterly in arrears on each Interest Payment Date, or on Rollover Dates, whichever is earlier, on the actual daily unpaid principal balance of the Loan and calculated on each such day on the basis of (i) a 365/366 day calendar year for the actual number of days elapsed with respect to Base Rate Advances, and (ii) a 360-day calendar year for the actual number of days elapsed with respect to 936 Option Rate and/or LIBOR Option Rate Advances.

11. REPAYMENT: The principal amount of the Loan or the outstanding balance thereof shall be repaid in full on the Maturity Date. Payments hereunder shall be made by the Borrower at the Bank's Hato Rey Branch located at Plaza Scotiabank, Hato Rey, Puerto Rico or by wire transfer to the following account: Federal Reserve Bank of New York, Account the Bank of Nova Scotia, New York, ABA No. 02600-2-532, Account The Bank of Nova Scotia, Hato Rey, Transit 13185. In the event that the day in which a payment due under this Agreement is not a Business Day, such payment shall be due on the immediately succeeding Business Day.

12. PREPAYMENT: No prepayment of all or any portion of the Loan shall be permitted at any time in whole or in part when Advances are funded with 936 Deposits or LIBOR funds, except on a Rollover Date. If a prepayment is made on a date other than a Rollover Date, the Borrower shall pay to the Bank an amount equal to the additional costs and/or losses incurred by the Bank as a result of the prepayment, as determined solely by the Bank. A certificate by the Bank showing the computation of the additional costs and/or losses shall be conclusive evidence of the amount thereof, in the absence of manifest error.

13. SECURITY: The unconditional in solidum guaranty of Enron Oil & Gas Company in favor of the Bank, dated as of the Date of this Agreement, in the form of Exhibit C (the "Guaranty"), shall be in full force and effect before any Advance is made pursuant to this Agreement, and such security shall remain in full force and effect until all principal and interest due hereunder is fully paid and all other obligations of the Borrower hereunder have been fully satisfied.

14. REPRESENTATIONS AND WARRANTIES OF BORROWER: In order to induce the Bank to lend hereunder, the Borrower represents and warrants as follows:

      14.1 ORGANIZATION AND STANDING OF BORROWER The Borrower has been duly organized and is validly existing in good standing under the laws of Trinidad & Tobago.

      14.2 AUTHORITY AND NO VIOLATION The Borrower has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Promissory Notes and the Non Revolving Term Note (hereinafter collectively with the Promissory Notes referred to as the "Notes") to be delivered by it and to make the borrowings hereunder. The execution, delivery and performance of this Agreement and the Notes, and the borrowings hereunder (a) have been duly authorized by all requisite corporate or shareholder action, (b) do not conflict with or result in a violation or breach of the corporate documents of the Borrower or of any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Borrower or its property is directly or indirectly a party or is directly or indirectly subject and (c) will not give cause for acceleration of any indebtedness of the Borrower.

      14.3 NO CONSENT REQUIRED No approval, authorization or other action by, or filings with any Governmental Authority or other entity is required in connection with the execution, delivery and performance by the Borrower of this Agreement, the borrowings hereunder and the execution and delivery of the Notes.

      14.4 FINANCIAL CONDITION OF BORROWER The Borrower has heretofore furnished to the Bank the audited balance sheet of the Borrower's operations in Trinidad & Tobago as of December 31, 1993 and the related statements of income, retained earnings and cash flows for the period ended December 31, 1993. Such financial statements were prepared in accordance with generally accepted accounting principles consistently applied by the Borrower, and present fairly the financial condition and results of operations at the dates and for the periods indicated therein.

      14.5 NO MATERIAL ADVERSE CHANGE There has been no material adverse change (not in the ordinary course of business) in the financial condition of the Borrower since December 31, 1993.

      14.6 LITIGATION There are no lawsuits or other claims or proceedings pending or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its properties, by or before any Governmental Authority, which, if adversely determined (individually or in the aggregate), would have a material adverse effect on the financial condition of the Borrower, or which involve this Agreement or any of the transactions contemplated hereby. The Borrower is not in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority, which default would have a material adverse effect upon the financial condition of the Borrower.

      14.7 COMPLIANCE WITH LAWS, ETC. The Borrower is in compliance and shall comply with all applicable laws, rules, regulations and orders, to the extent noncompliance therewith would have a material adverse effect on the financial condition of the Borrower.

15. AFFIRMATIVE COVENANTS: From the date of this Agreement and for so long as the same shall be in effect or any amount shall remain outstanding under any Note made pursuant to this Agreement and for so long as Borrower owes any obligation whatsoever to the Bank pursuant to this Agreement, the Borrower agrees that it shall:

      15.1 CORPORATE EXISTENCE Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises and comply in all material respects with all laws and regulations applicable to it provided, however, that the Borrower shall not be required to preserve any right, license, permit or franchise if the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower, and that the loss thereof is not disadvantageous in any material respects to the Bank.

      15.2 INSURANCE Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties as the Borrower, provided, that self-insurance by the Borrower shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties as the Borrower self-insure.

      15.3. NOTICE OF EVENT OF DEFAULT Promptly give to the Bank notice in writing of the occurrence of any Event of Default.

      15.4. NOTICE OF JUDGMENTS AND CHANGE IN CONTROL Promptly give to the Bank notice in writing of (i) any final judgment(s) in excess of US$10,000,000 in the aggregate entered against the Borrower which are not vacated, discharged, paid or stayed pending appeal within a period of 30 days after entry of such judgment, or vacated, discharged or paid within

            30 days after entry of final order of affirmance on appeal and (ii) a change in control of the Borrower. For purposes of this section a change in control shall be deemed to occur if the Guarantor ceases to own directly or indirectly at least 50% of the Borrower's issued and outstanding common stock and any other voting stock.

16. NEGATIVE COVENANTS: From the Date of this Agreement and for so long as the same shall be in effect or any amount shall remain outstanding under any Note made pursuant to this Agreement, the Borrower agrees that it will not, directly or indirectly:

      16.1 MERGER, ACQUISITION OR SALE OF ASSETS Consolidate or merge into or transfer its properties and assets substantially as an entirety to another person, unless (i) the surviving person, if other than the Borrower, assumes by supplemental agreement satisfactory in form and substance to the Bank all the obligations under this Agreement; (ii) after giving effect to such assumption, there would not exist any Event of Default hereunder; and (iii) the Guaranty remains in full force and effect.

      16.2 NEGATIVE PLEDGES Borrower shall not constitute, permit or allow to remain in effect, any liens or encumbrances of any type or nature on its assets, including Active Business Assets, except, (i) mortgages, deeds of trust, pledges, liens, security interests, assignments, deposit arrangements or other preferential arrangements, charges or encumbrances in favor of the Bank, (ii) liens for taxes or assessments or other governmental charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained; (iii) pledges in favor of the Guarantor;
            (iv) undetermined or inchoate liens or charges incidental to the construction, operation, maintenance or development of oil and gas reserves off the coast of Trinidad &

            Tobago by the Borrower; (v) obligations or duties of the Borrower to any municipality or Governmental Authority with respect to any franchise, grant, license, permit or similar arrangement; (vi) judgment liens, the aggregate of which does not exceed US$10,000,000, or the aggregate amount of which is greater, if such greater amount is stayed by appeal, or which has been appealed and secured, if necessary, by the filing of an appeal bond; (vii) the pledge of hydrocarbons produced or recovered from any property, an interest in which is owned or leased by the Borrower; (viii) the pledge of current assets to secure current liabilities, if in the ordinary course of business; and (ix) mechanics' and/or materialmen's liens. Borrower shall not dispose of any of its assets financed with the proceeds of the Loan, except in the ordinary course of its trade or business.

      16.A 936 INDEMNITY AND HOLD HARMLESS: The Borrower agrees, upon demand, to indemnify and hold harmless the Bank against and from all taxes (plus interest assessed thereon), cost, damage, liability, fine, penalty, claim, cause of action, judgment, court cost and legal or other expense, including attorneys' fees, relating directly or indirectly to Section 936 of the Internal Revenue Code, the Federal CBI Regulations or Regulations 3582 or 5002 by reason of any of the following:

            (a) any act of commission or omission by the Borrower;

            (b) any adverse determination made by the United States Internal Revenue Service, the Commissioner of Financial Institution of Puerto Rico (the "Commissioner") or any Governmental Authority in the United States or the Commonwealth as to the qualification of any of the Advances or any transactions related thereto as an eligible activity or an investment in Active Business Assets under Section 936 of the Internal Revenue Code, the Federal CBI Regulations or Regulations 3582 or 5002; or

            (c) any failure by the Borrower to permit the Bank to discharge or fulfill its duties or obligations under the Federal CBI Regulations or Regulations 3582 or 5002; or

            (d) any change to Section 936 of the Internal Revenue Code or the regulations thereunder or in the interpretation thereof, that results in any adverse consequence to the Bank due to any Advance funded with 936 Deposits being outstanding; provided, however, an indemnity under this clause (d) shall be limited to the excess of the actual losses over the amount of any other adjustments or indemnities provided for such losses elsewhere in this Agreement.

17.   REPORTING REQUIREMENTS:

      (a) Borrower shall provide to the Bank audited financial statements within 120 days after the end of each fiscal year. Such financial statements will include the Borrower's balance sheet and the related statements of income, cash flows and retained earnings, with related notes, as of the close of such fiscal year and for the year then ended, the foregoing financial statements to be in form consistent with that theretofore released by the Borrower on an annual basis. The audited financial statements must be accompanied by the audit report from the Borrower's independent public accountants;

      (b) Concurrently with the financial statements referred above, a certificate of a director of the Borrower knowledgeable about the Borrower's financial affairs, certifying that to the best of his knowledge no Event of Default has occurred and is continuing or, if such an event has occurred and is continuing, specifying the nature and the extent thereof.

18.   CONDITIONS PRECEDENT:

      18.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE The obligation of the Bank to make its initial Advance hereunder is subject to the conditions precedent that the Bank shall have received on or before the day of the initial Advance the following, all in form and substance satisfactory to the Bank:

            (a) the Promissory Note or the Non-Revolving Term Note properly executed by the Borrower to the order of the Bank:

            (b) the Guaranty of Enron Oil & Gas Company;

            (c) a certificate of the Secretary or an Assistant Secretary of the Borrower dated the date of the initial Advance and certifying (A) that attached thereto is a true and complete copy of the Memorandum and Articles of Association of the Borrower as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Borrower authorizing the borrowings hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the Promissory Note, the Non Revolving Term Note and any other documents required or contemplated hereunder or thereunder, and (C) as to the incumbency and specimen signature of each authorized signature of the Borrower executing this Agreement, the Promissory Note, the Non-Revolving Term Note or any other document delivered by it in connection herewith.

            (d) a certificate of the Secretary of State of Delaware, dated as of a recent date as to the good standing of the Guarantor and as to the charter documents on file in the office of such Secretary of State.

            (e) a certificate of the Secretary or an Assistant Secretary of the Guarantor dated the date of the initial Advance and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Guarantor as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Guarantor authorizing the execution, delivery and performance in accordance with its terms of the Guaranty (C) that the certificate of incorporation of the Guarantor has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (d) above and (D) as to the incumbency and specimen signature of each officer of the Guarantor executing the Guaranty.

            (f) Opinions of Borrower's Trinidad & Tobago counsel and of Guarantor's general counsel in form and substance satisfactory to the Bank.

            (g) a favorable opinion of Axtmayer Adsuar Muniz & Goyco, counsel for the Bank, as to the validity and enforceability of this Agreement, and as to the qualification of the Loan for funding with 936 Deposits under the Federal CBI Regulations and Regulation 3582 and 5002 in form and substance acceptable to the Bank.

      18.2  CONDITIONS PRECEDENT TO ALL ADVANCES:  The obligation of the
            Bank to make each Advance, including the initial Advance is subject to the following conditions precedent:

            (a) The representations and warranties set forth in Section 14 hereof shall be true and correct in all material respects on and as of the date of each borrowing hereunder with the same effect as if made on and as of such date.

            (b) On the date of each borrowing hereunder, the Borrower shall be in compliance with all of the terms and provisions set forth herein to be observed or performed and no Event of Default shall have occurred and be continuing.

            Each borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such borrowing as to the matters specified in paragraph (a) and (b) of this section.

      18.3 ADDITIONAL REPRESENTATIONS, WARRANTIES, COVENANTS AND CONDITIONS PRECEDENT TO 936 ADVANCES:

            The obligation of the Bank to make advances funded with 936 Deposits shall be subject to the conditions set forth in Sections 18.1 and
            18.2 and to the following representations, warranties, covenants and conditions:

            (a) All the necessary Governmental Authority approvals as to the qualification of the Loan under Section 936(d)(4) of the Internal Revenue Code and the Federal CBI Regulations (as defined hereinafter) and Regulations 3582 and 5002 issued by the Commissioner pursuant to the Puerto Rico Industrial Incentive Acts, including without limitation the Commissioner's confirmation of its approval given to Citibank, have been obtained.

            (b) The Bank shall make the Loan available to the Borrower subject to the terms and conditions of this Agreement and induced by and relying on the Borrower's warranty that, for the purpose of complying with Regulation 5002 and with Section 936(d)(4) of the United States Internal Revenue Code and Section 1.936-10(c) of the regulations promulgated thereunder (the "Federal CBI Regulations"), the Loan shall be used solely for the acquisition of Active Business Assets. The proceeds of the Loan may also be used for working capital purposes provided that the amount used for such purposes may not exceed 10% of the amount invested in Active Business Assets.

            (c) On the Date of this Agreement and on each anniversary date of this Agreement, the Borrower will submit (i) a certification to the Bank in the form of Exhibit "D" hereto as to Borrower's qualification as a qualified recipient under Section 1.936-10(c)(9) of the Federal CBI Regulations and (ii) a 936 representation letter in the form of Exhibit "E" hereto.

            (d) Borrower will use the proceeds of the Loan at all times during the period that the Loan is outstanding solely for the acquisition of Active Business Assets or for working capital purposes in full compliance under the provisions of Section 1.936-10(c)(4) of the Federal CBI Regulations.

            (e) Borrower will be the owner of the Active Business Assets for United States tax purposes and will not lease back the assets to the person from whom the assets are acquired.

            (f) Borrower agrees to expend the proceeds of the Loan in the acquisition of Active Business Assets or for working capital purposes no later than six (6) months from the date the funds are disbursed by the Bank. During this six-month period the proceeds of the Loan and proceeds from the investment thereof will be invested in compliance with the temporary investment requirements set forth in the Federal CBI Regulations.

            (g) Borrower agrees to notify the Assistant Commissioner (International) of the United States Internal Revenue Service (the "Assistant Commissioner of the IRS"), the Bank, and the Commissioner if it no longer is a qualified recipient under Section 1.936-10(c)(9) of the Federal CBI Regulations, or if for any other reason the investment has ceased to qualify as a qualified investment under the Federal CBI Regulations or under Regulation 5002, promptly upon the occurrence of such disqualifying event.

            (h) Borrower will permit examination by the Office of the Assistant Commissioner of the IRS (or by the office of any District Director authorized by the Assistant Commissioner of the IRS) and by the Commissioner or his delegate, of all necessary books and records that are sufficient to verify that the funds were used for investment in Active Business Assets or for working capital purposes in conformity with the terms of this Agreement.

            (i) Borrower will submit annually to the Bank, together with the certified financial statements required pursuant to Section 17(a) hereof, an opinion of its independent auditors disclosing the amount of the Loan and the business activity in which such assets are used and stating that there is no reason to doubt that the proceeds of the Loan have been properly used pursuant to Section 1.936-10 of the Federal CBI Regulations and to Regulation 5002 and continue to be properly used pursuant to such regulations.

            (j) Prior to the first Advance the Bank and the Borrower will submit to the Assistant Commissioner of the IRS and to the Commissioner a certificate in the form of Exhibit "F", hereto, pursuant to the provisions of Section 1.936-10(c)(12) of the Federal CBI Regulations.

            (k) The Bank will comply with the due diligence requirements imposed upon the Bank by Section 1.936-10(c)(13) of the Federal CBI Regulations and by Article 6 of Regulation 5002.

19. EVENTS OF DEFAULT: If any of the following events (herein each called an "Event of Default") shall occur and be continuing:

            (a) any material representation or warranty made by (i) the Borrower under or in connection with this Agreement or in the Notes or any material statement or representation made in any report, financial statement, certificate or other document furnished to the Bank under or in connection with this Agreement, or (ii) the Guarantor under or in connection with the Guaranty, shall prove to have been false or misleading in any material respect when made or delivered and such materiality is continuing;

            (b) the Borrower shall fail to make any payment of any principal of or interest on the Promissory Notes or on the Non-Revolving Term Note, or of any fees or other amounts payable by the Borrower hereunder, when and as the same shall become due and payable, and, in the case of payments other than of any principal amount of the Promissory Notes or the Non-Revolving Term Note, such default shall continue unremedied for five days;

            (c) default shall be made by the Borrower in the due observance and performance of any covenant, condition or agreement contained in Sections 15 or 16 hereof in any material respect;

            (d) default shall be made by the Guarantor in the due observance and performance of any material covenant, condition or agreement of the Guaranty;

            (e) default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement and such default shall continue unremedied for 30 days after written notice thereof shall be given to the Borrower by the Bank;

            (f) the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under applicable bankruptcy, insolvency or similar law or laws of Trinidad & Tobago, or of any other jurisdiction, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or a firm, final and unappealable order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding or case;

            (g) there is a material adverse change in the financial position of Borrower;

            (h) the validity of the Guaranty shall be contested by the Guarantor or the Guarantor shall deny liability under the Guaranty or any material provision of the Guaranty shall be deemed invalid or unenforceable for any reason;

            (i) the Guarantor ceases to own, directly or indirectly, a controlling interest in the Borrower;

            then in every such event and at any time thereafter during the continuance of such event, the Bank may, by notice to the Borrower, declare the principal of and the interest on the Loan and all other amounts payable hereunder to be forthwith due and payable, whereupon all outstanding principal and interest thereon accruing up to the date of payment and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and the obligations of the Bank to make Advances hereunder shall thereupon forthwith terminate.

20. PAYMENT NET OF TAXES AND INDEMNIFICATION: Any and all payments by the Borrower hereunder and under the the Loan Documents shall be made free and clear of and without deduction for any and all present and future taxes and withholdings of any type and nature imposed by a Governmental Authority of Trinidad & Tobago or of any other country in which Borrower conducts operations. If Borrower is required by law to deduct any such taxes or withholdings from or in respect to payments under this Agreement or under the Loan Documents such payments shall be increased as necessary so that the Bank receives an amount equal to the sum it would have received had no such deduction been made, and Borrower shall pay such taxes and withholdings to the relevant taxing authority and provide to the Bank acceptable evidence of such payment.

      In the event that the Bank receives any credit or refund of any such taxes or withholdings included in any payment made by the Borrower pursuant to this Section 20, the Bank shall thereupon reimburse the Borrower for the amount of such credit or refund actually received. A certificate by the Bank as to the amount of the credit or refund shall constitute conclusive evidence of the amount thereof, absent manifest error.

      Promptly after the close of its fiscal year, the Bank will provide the Borrower an annual statement certifying whether or not any credit or refund of any taxes or withholdings has been obtained by the Bank and the amount thereof, if any.

21. CHANGE IN LAW: If any change in applicable law or regulations or in the interpretation thereof by a court of justice or any Governmental Authority charged with the administration thereof shall make it unlawful for the Bank to continue to maintain all or a portion of the credit facilities provided herein or for the Borrower to comply with its obligations as contemplated by this Agreement, the Borrower shall forthwith, upon demand by the Bank to the Borrower, prepay in full the principal amount of the illegal portion of the Loan then outstanding together with accrued interest thereon; provided, that if such unlawfulness is only applicable with respect to certain type(s) of Advance(s), the

      Borrower shall have the option of selecting another funding option which will not be illegal, instead of prepaying the Loan in full or in part.

22.   INCREASED COSTS CAPITAL ADEQUACY, ETC.:

      (a) If due to either (1) the introduction of or any change in or in the interpretation of any law or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or (2) the compliance with any guideline or request from any Governmental Authority, central bank or comparable agency (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining Advances (other than the increased costs described in clause (c) below), the Borrower shall from time to time, upon demand by the Bank pay to the Bank additional amounts sufficient to compensate the Bank for such increased cost. A certificate in reasonable detail as to the basis for and the amount of such increased cost, submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent manifest error. Promptly after the Bank becomes aware of any such introduction, change or proposed compliance, the Bank shall notify the Borrower thereof. No Bank shall be permitted to recover increased costs incurred or accrued more than 90 days prior to such notice to the Borrower.

      (b) If the Borrower so notifies the Bank within five Business Days after any Bank notifies the Borrower of any increased cost pursuant to the provisions of Section 22(a), the Borrower shall convert all Advances of the type affected by such increased cost then outstanding into Advances of another type in accordance with Sections 8 and 12 and, additionally, reimburse such Bank for such increased cost in accordance with Section 22(a).

      (c) If the Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its lending office) with any requestor directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (except to the extent such request or directive arises as a result of the individual creditworthiness of such Bank), has or would have the effect of increasing the amount of capital required or expected to be maintained as a result of its Commitment hereunder, the Bank shall have the right to give prompt written notice thereof to the Borrower which notice shall show in reasonable detail the calculation of such additional amounts as shall be required to compensate the Bank for the increased cost to the Bank as a result of such increase in capital and shall certify that such costs are generally being charged by the Bank to other similarly situated borrowers under similar credit facilities, which notice shall be conclusive and binding for all purposes, absent manifest error, although the failure to give any such notice shall not, unless such notice fails to set forth the information required above or except as otherwise expressly provided in Section 22(d), release or diminish any of the Borrower's obligations to pay additional amounts pursuant to Section 22(d).

      (d) The Bank agrees that, upon giving notice specified in Section 22(c), at the request of the Borrower, it will promptly enter into good faith negotiations with the Borrower with respect to the method of reimbursement for the additional costs specified in such notice. No later than 15 days after the date of the giving of any such notice, and assuming the Bank has made itself available for the aforesaid good faith negotiations, the Borrower shall have the option, to be exercised in writing, to (1) compensate such Bank for the specified additional costs on the basis, if any, negotiated between the Bank and the Borrower, (2) select a new funding option for the outstanding Advances, if any, that will not be subject to the additional costs or (3) terminate the Bank's commitment to maintain and fund Advances of the type subject to the increased costs set forth in Section 22(c) to the extent, and on the terms and conditions, specified in Section 22(e); provided that if the Borrower fails to exercise the option to terminate or if all of the funding options are subject to the additional costs, it shall be deemed to have agreed to reimburse the Bank from time to time on demand the additional costs specified in the Bank's notice delivered pursuant to Section 22(c). Notwithstanding the foregoing, the Borrower shall not be obligated to reimburse the Bank pursuant to this
      Section 22(d) or Section 22(e) for any additional costs under Section 22(c) incurred or accruing more than 90 days prior to the date on which the Bank gave the written notice specified in Section 22(c).

      (e) In the event that the Borrower has given notice to the Bank pursuant to Section 22(d) that it elects to terminate the Bank's commitment to maintain and fund Advances of the type subject to the increased costs set forth in section 22(c), such termination shall become effective at the Borrower's option 15 days thereafter or at the end of the current Funding Period, unless the Bank withdraws its request for additional compensation. On the date of the termination, (x) the Borrower shall deliver notice of the effectiveness of the termination to the Bank, (y) the Borrower shall pay all amounts owed by the Borrower to the Bank under this Agreement in connection with the Advances subject to the increased costs set forth in
      Section 22(c) (including principal of
      and interest on such Advances owed to the Bank, accrued facility fees and amounts specified in the Bank's notice delivered pursuant to Section 22(c) with respect to the period prior to such termination). The Borrower may elect to terminate the Bank's Commitment pursuant to Section 22(d) only if at such time no Event of Default is then in existence or would be in existence but for requirement that notice be given or time elapse or both.

      (f) The Bank shall use its reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its lending office or change the jurisdiction of its lending office , as the case may be, so as to avoid the imposition of any increased costs under this Section 22 or to eliminate the amount of any such increased cost which may thereafter accrue; provided that no such selection or change of the jurisdiction for its lending office shall be made if, in the reasonable judgment of the Bank, such selection or change would be disadvantageous to the Bank.

23. COVENANT TO PROVIDE DOCUMENTATION: The Borrower agrees to provide the Bank with a copy of the Memorandum of Articles of Association certified as of a recent date by the appropriate officer of Trinidad & Tobago not later than 90 days after the initial Advance hereunder.

24. PLACE AND ADMINISTRATION OF LOAN: The Loan will be made at and administered by the Bank's Plaza Scotiabank Hato Rey, Puerto Rico branch to whom all notices in connection with this Agreement and the Loan shall be given in the manner set out below.

25. LEGAL FEES: The Borrower shall pay the fees of the Bank's legal counsel related to the execution of the Loan Documents, such legal fees not to exceed US$25,000.

26. ADDRESS FOR NOTICES TO PARTIES: Unless either party advises the other in writing to the contrary all notices under this Agreement shall be made to the parties by mail, personal delivery or facsimile transmission to their following respective addresses in writing:

      26.1  To the Borrower:

            Enron Gas & Oil Trinidad Limited
            Second Floor, The Mutual Centre
            16 Queen's Park West
            Port of Spain
            Republic of Trinidad & Tobago
            British West Indies
            ATTN:  MANAGING DIRECTOR
            Telephone:  (809) 622-8653
            Telecopier: (809) 628-4218

            with copy to:

            Enron Gas & Oil Trinidad Limited
            PO Box 1188
            Houston, Texas  77251-1188
            ATTN:  WALTER C. WILSON, DIRECTOR
            Telephone:   (713) 853-5012
            Telecopier:  (713) 646-8062

      26.2  To the Bank:

            The Bank of Nova Scotia
            273 Ponce de Leon Avenue
            Hato Rey, PR  00917
            ATTN:  MR. ARTURO NUNEZ

            with copy to:

            The Bank of Nova Scotia
            1100 Louisiana, Suite 3000
            Houston, Texas
            Telephone:   (713) 752-0900
            Telecopier:  (713) 752-2425

27. AMENDMENTS: This Agreement may not be amended or modified except by a writing, signed by or on behalf of the Bank and the Borrower.

28. ASSIGNMENT; BINDING UPON SUCCESSORS: The Bank shall have the absolute right to assign this Agreement. This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrower and their successors and assigns.

29. SECTION HEADINGS: The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

30. REASONABLE EFFORTS: Subject to the terms and conditions herein provided, and unless otherwise stated to the contrary the parties hereto agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

31. RIGHTS OF THIRD PARTIES: Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any rights, remedy or claim under or in respect of this Agreement or any provision hereof.

32. NO WAIVER: No waiver shall be deemed to be made by the Bank of any of its rights hereunder unless the same shall be in writing and signed on behalf of the Bank. A waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the Bank or the obligations of the Borrower to the Bank in any other respect at any other time.

33. APPLICABLE LAW: This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico. The Bank and the Borrower submit themselves irrevocably to the jurisdiction of the courts of the Commonwealth of Puerto Rico for any actions or proceedings related to this Agreement.

      Please evidence the Borrower's acceptance of this Agreement by causing the execution of the original and one counterpart of same by an authorized corporate officer.

                                             Yours very truly,

                                             /s/ Arturo Nunez

ACCEPTED THIS 27th DAY OF May, 1994.
BY:  Enron Gas & Oil Trinidad Limited
By:  /s/ W. C. Wilson
Its: Director

                                                                       EXHIBIT A

                                PROMISSORY NOTE


US$                                            Maturity:               , 1999


     FOR THE VALUE RECEIVED, Enron Gas & Oil Trinidad Limited (the "Borrower"), a corporation organized under the laws of Trinidad & Tobago, promises to pay to the order of The Bank of Nova Scotia (the "Bank"), a banking corporation organized and existing under the laws of Canada, at the principal offices of the Bank, Plaza Scotiabank Building, 273 Ponce de Leon Avenue, Hato Rey, San Juan, Puerto Rico, or such other place that the Bank may designate, the principal sum of US$______________ in lawful currency of the United States of America or, if less, the aggregate unpaid principal amount of the Advance (as defined in the Letter Loan Agreement dated May , 1994 between the Borrower and the Bank, such Letter Loan Agreement as amended from time to time being herein referred to as the "Loan Agreement") owing to the Bank outstanding on the Maturity Date.

     The principal of this obligation will be repaid in one installment due
on            , 1999.

     Interest will accrue and be payable on the outstanding principal balance of this obligation from this date on at the following alternative rates:

      1. The cost of 30, 60, 90, or 180 day 936 Deposits to the Bank (as determined by the Bank and adjusted for the cost to the Bank of municipal license taxes), plus

            50 basis points per annum (subject to the availability of 936 Deposits and to the continuing qualification of the Loan for 936 funding) (the "936 Option Rate");

      2. 1, 2, 3, or 6 months cost of LIBOR to the Bank plus 50 basis points per annum (subject to the availability of LIBOR funds) ( the "LIBOR Option Rate").

      3. If both 936 Deposits and LIBOR funds become unavailable or may not be used, the applicable interest rate will be the Base Rate fluctuating concurrently with any changes in such Base Rate.

      4.    Notwithstanding anything to the contrary provided in paragraphs
            (1) and (2) above, at any time during the term of the Loan, the Borrower may request the Bank to fix the rate of interest on all or any portion of the Loan for a period not to exceed the then remaining term of the Loan, subject to the availability to the Bank of 936 Deposits or LIBOR funds with a term at least equal to such term, at a rate mutually agreeable to the Borrower and the Bank. Any prepayment by the Borrower of all or any portion of the principal amount of the Loan with a fixed interest rate shall be subject to payment by the Borrower of the breakage costs set forth in Section 12 of the Loan Agreement.

      5. Notwithstanding anything to the contrary herein provided, the interest rate applicable to any overdue principal under the Loan shall be 2% over the Base Rate per annum.

            The interest rates set forth herein shall be increased and reduced concurrently with any increases or reductions in the Guarantor's senior unsecured long term debt rating by Standard and Poor's ("S&P") or Moody's as follows:

S&P or Moody's Rating   LIBOR Plus     936 Plus
- ---------------------   ----------     --------
A or A2, or better       37.5 bp        37.5 bp

BBB+ or Baa1, or
better                   50 bp          50 bp

BBB and Baa2             55 bp          55 bp

BBB- or Baa3             62.5 bp        62.5 bp

BBB- and Baa3            75 bp          75 bp

BB+ or lower and
Ba1 or lower             112.5 bp       112.5 bp

      Upon the first Advance and thereafter three Business Days prior to the first day of each new Funding Period, the Bank shall notify to the Borrower the following rates of interest on such Business Day (a) subject to the availability to the Bank of 936 Deposits and to the eligibility of the Advance to be funded with 936 Deposits, the 936 Option Rate; and (b) subject to the availability to the Bank of LIBOR funds for such Funding Period, the LIBOR Option Rate. In the case of 936 Deposit funding, the Borrower must advise the Bank not later than 12 noon Puerto Rico time on the first Business Day of the ensuing Funding Period, and in the case of LIBOR funding two (2) Business Days before such Business Day which of the two funding options it selects for the ensuing Funding Period. The interest rate applicable to such Funding Period shall be the interest rate applicable on the first day of the Funding Period to the funding option selected by the Borrower. If the Borrower fails to make such timely notice of election then the interest rate beginning on the first day of such Funding Period shall be computed on the basis of the 30 day 936 Option Rate until a new Funding Period is established, or, if 936

Deposits are not available, on the basis of 30 day LIBOR Option Rate or, if LIBOR funds are not available, on the basis of the Base Rate.

      The Borrower shall pay interest quarterly in arrears on each Interest Payment Date, or on a Rollover Date, whichever is earlier, on the actual daily unpaid principal balance of the Loan and calculated on each such day on the basis of (i) a 365/366 day calendar year for the actual number of days elapsed with respect to Base Rate Advances, and (ii) a 360-day calendar year for the actual number of days elapsed with respect to 936 Option Rate and/or LIBOR Option Rate Advances.

      Up to an amount equal to the Working Capital Amount may be repaid and reborrowed hereunder prior to the Maturity Date provided that repayments of such amount shall be allowed only on Rollover Dates.

      Upon failure to pay principal, or interest, or the occurrence of any other event of default as stipulated in the Loan Agreement, the Bank may at its option declare the full unpaid balance of this obligation to be immediately due and payable together with any accrued and unpaid interest, and may proceed to enforce the security under the Loan Agreement and/or interpose judicial proceedings to collect said sums plus costs, expenses and a reasonable sum for attorney's fees.

      The Borrower hereby waives presentment, protest, demand and notice of non-payment and submits itself to the jurisdiction of the courts of the Commonwealth of Puerto Rico for any judicial proceeding hereunder.

      The terms "the Borrower" and "the Bank" as used herein include their respective successors or assigns.

      This Promissory Note has been issued under and pursuant to the Loan Agreement which is supplementary as to any matter pertinent to this Promissory Note not expressly provided herein. All capitalized terms used herein shall have the meaning ascribed to such terms in the Loan Agreement.

      Dated as of May 31, 1994.

                        Enron Gas & Oil Trinidad Limited

                                                                       EXHIBIT B

                            NON-REVOLVING TERM NOTE

US$44,000,000                                  Maturity:                 , 1999

      FOR THE VALUE RECEIVED, Enron Gas & Oil Trinidad Limited (the "Borrower"), a corporation organized under the laws of Trinidad & Tobago, promises to pay to the order of The Bank of Nova Scotia (the "Bank"), a banking corporation organized and existing under the laws of Canada, at the principal offices of the Bank, Plaza Scotiabank Building, 273 Ponce de Leon Avenue, Hato Rey, San Juan, Puerto Rico, or such other place that the Bank may designate, the principal sum of US$44,000,000 in lawful currency of the United States of America or, if less, the aggregate unpaid principal amount of the Advance (as defined in the Letter Loan Agreement dated May , 1994 between the Borrower and the Bank, such Letter Loan Agreement as amended from time to time being herein referred to as the "Loan Agreement") owing to the Bank outstanding on the Maturity Date.

      The principal of this obligation will be repaid in one installment due
on                , 1999.

      Interest will accrue and be payable on the outstanding principal balance of this obligation from this date on at the following alternative rates:

      1. The cost of 30, 60, 90, or 180 day 936 Deposits to the Bank (as determined by the Bank and adjusted for the cost to the Bank of municipal license taxes), plus 50 basis points per annum (subject to the availability of 936 Deposits and to the continuing qualification of the Loan for 936 funding) (the "936 Option Rate");

      2. 1, 2, 3, or 6 months cost of LIBOR to the Bank plus 50 basis points per annum (subject to the availability of LIBOR funds) ( the "LIBOR Option Rate").

      3. If both 936 Deposits and LIBOR funds become unavailable or may not be used, the applicable interest rate will be the Base Rate fluctuating concurrently with any changes in such Base Rate.

      4. Notwithstanding anything to the contrary provided in paragraphs (1) and (2) above, at any time during the term of the Loan, the Borrower may request the Bank to fix the rate of interest on all or any portion of the Loan for a period not to exceed the then remaining term of the Loan, subject to the availability to the Bank of 936 Deposits or LIBOR funds with a term at least equal to such term, at a rate mutually agreeable to the Borrower and the Bank. Any prepayment by the Borrower of all or any portion of the principal amount of the Loan with a fixed interest rate shall be subject to payment by the Borrower of the breakage costs set forth in Section 12 of the Loan Agreement.

      5. Notwithstanding anything to the contrary herein provided, the interest rate applicable to any overdue principal under the Loan shall be 2% over the Base Rate per annum.

            The interest rates set forth herein shall be increased and reduced concurrently with any increases or reductions in the Guarantor's senior unsecured long term debt rating by Standard and Poor's ("S&P") or Moody's as follows:


S&P or Moody's Rating    LIBOR Plus     936 Plus
- ---------------------    ----------     --------

A or A2, or better       37.5 bp        37.5 bp

BBB+ or Baa1, or
better                   50 bp          50 bp

BBB and Baa2             55 bp          55 bp

BBB- or Baa3             62.5 bp        62.5 bp

BBB- and Baa3            75 bp          75 bp

BB+ or lower and
Ba1 or lower             112.5 bp       112.5 bp

      Upon the first Advance and thereafter three Business Days prior to the first day of each new Funding Period, the Bank shall notify to the Borrower the following rates of interest on such Business Day (a) subject to the availability to the Bank of 936 Deposits and to the eligibility of the Advance to be funded with 936 Deposits, the 936 Option Rate; and (b) subject to the availability to the Bank of LIBOR funds for such Funding Period, the LIBOR Option Rate. In the case of 936 Deposit funding, the Borrower must advise the Bank not later than 12 noon Puerto Rico time on the first Business Day of the ensuing Funding Period, and in the case of LIBOR funding two (2) Business Days before such Business Day which of the two funding options it selects for the ensuing Funding Period. The interest rate applicable to such Funding

Period shall be the interest rate applicable on the first day of the Funding Period to the funding option selected by the Borrower. If the Borrower fails to make such timely notice of election then the interest rate beginning on the first day of such Funding Period shall be computed on the basis of the 30 day 936 Option Rate until a new Funding Period is established, or, if 936 Deposits are not available, on the basis of 30 day LIBOR Option Rate or, if LIBOR funds are not available, on the basis of the Base Rate.

      The Borrower shall pay interest quarterly in arrears on each Interest Payment Date, or on a Rollover Date, whichever is earlier, on the actual daily unpaid principal balance of the Loan and calculated on each such day on the basis of (i) a 365/366 day calendar year for the actual number of days elapsed with respect to Base Rate Advances, and (ii) a 360-day calendar year for the actual number of days elapsed with respect to 936 Option Rate and/or LIBOR Option Rate Advances.

      Up to an amount equal to the Working Capital Amount may be repaid and reborrowed hereunder prior to the Maturity Date provided that repayments of such amount shall be allowed only on Rollover Dates.

      Upon failure to pay principal, or interest, or the occurrence of any other event of default as stipulated in the Loan Agreement, the Bank may at its option declare the full unpaid balance of this obligation to be immediately due and payable together with any accrued and unpaid interest, and may proceed to enforce the security under the Loan Agreement and/or interpose judicial proceedings to collect said sums plus costs, expenses and a reasonable sum for attorney's fees.

      The Borrower hereby waives presentment, protest, demand and notice of non-payment and submits itself to the jurisdiction of the courts of the Commonwealth of Puerto Rico for any judicial proceeding hereunder.

      The terms "the Borrower" and "the Bank" as used herein include their respective successors or assigns.

      This Promissory Note has been issued under and pursuant to the Loan Agreement which is supplementary as to any matter pertinent to this Promissory Note not expressly provided herein. All capitalized terms used herein shall have the meaning ascribed to such terms in the Loan Agreement.

      Dated as of May 31, 1994.

                        Enron Gas & Oil Trinidad Limited

                                                                       EXHIBIT C
                                    GUARANTY


      THIS GUARANTY (this "Guaranty"), dated as of May 27, 1994, made by Enron Oil & Gas Company, a Delaware corporation (the "Guarantor"), in favor of The Bank of Nova Scotia, ("BNS"),

                              W I T N E S S E T H:

      WHEREAS, pursuant to a Letter Loan Agreement, dated as of _______, 1994 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Letter Loan Agreement"), between Enron Gas & Oil Trinidad, Limited, a company organized and existing under the laws of Trinidad and Tobago (the "Borrower") and BNS, BNS has extended a commitment to make loans (the "Loans") to the Borrower; and

      WHEREAS, BNS and the Borrower may now or in the future enter into one or more interest rate swap, hedge, collar, floor or similar agreements (collectively, together with all amendments and other modifications, if any, from time to time thereafter made thereto, and together with any and all Confirmations ("Confirmations") thereunder, the "Swap Agreement", such interest rate swaps, hedges, collars, floors or similar agreements with the Borrower herein collectively the "Swaps"); and

      WHEREAS, as a condition precedent to the making of the Loans under the Letter Loan Agreement and entering into the Swaps pursuant to the Swap Agreement, the Guarantor is required to execute and deliver this Guaranty;

      WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty;

      WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the Loans made from time to time and the Swaps from time to time entered into with the Borrower by BNS pursuant to the Letter Loan Agreement or the Swap Agreement, as the case may be;

      NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce BNS to make the Loans to the Borrower pursuant to the Letter Loan Agreement and to enter into the Swaps, if any, pursuant to the Swap Agreement, the Guarantor agrees, for the benefit of BNS, as follows:

                                   ARTICLE I

                                  DEFINITIONS

      SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

      "Borrower" is defined in the first recital.

      "Business Day" means any day of the year except Saturday, Sunday and any day on which banks are required or authorized to close in Houston, Texas; New York, New York; San Juan, Puerto Rico; or Trinidad and Togabo.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Consolidated" refers to the consolidation of the accounts of the Guarantor and its Subsidiaries in accordance with GAAP.

      "Consolidated Net Worth" means at any date the Consolidated shareholders' equity of the Guarantor and its Consolidated subsidiaries.

      "Credit Agreement" means the Revolving Credit Agreement dated as of March 11, 1994 between the Guarantor as Borrower, the Banks party thereto, and Texas Commerce Bank National Association, as Administrative Agent.

      "Debt" of any Person means, at any date, without duplication, (a) obligations for the repayment of money borrowed which (1) are evidenced by bonds, notes, debentures, loan agreements, credit agreements or similar instruments or agreements and (2) are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations as lessee under leases which, in accordance with GAAP, are capital leases, and (c) guaranties of payment or collection of any obligations described in clauses (a) and (b) of other Persons, provided, that clauses (a) and (b) include, in the case of obligations of the Borrower or any Subsidiary, only such obligations as are or should be shown as debt or capital lease liabilities on a Consolidated balance sheet in accordance with GAAP; provided, further, that none of the following shall constitute Debt:
(A) transfers of accounts receivable pursuant to a receivables purchase facility considered a sale under GAAP (and indemnification, recourse or repurchase obligations thereunder as are reasonable given market standards for transactions of similar type), (B) the liability of any Person as a general partner of a partnership for Debt of such partnership, if the partnership is not a Subsidiary of such Person, and (C) obligations (other than borrowings, capital leases or financial guaranties by the Guarantor or any Subsidiary) related to the sale, purchase or delivery of hydrocarbons in respect of volumetric production payments conveyed in transfers constituting sales of real property interests for which proceeds are accounted for as deferred revenues under GAAP.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, as in effect from time to time.

      "ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a group of which the Guarantor is a member and which is under common control within the meaning of the regulations under
Section 414 of the Code.

      "GAAP" means generally accepted accounting principles consistent with those applied in the preparation of the audited Consolidated financial statements referred to in Section 3.1(d).

      "Guarantor" is defined in the preamble.

      "Guaranty" is defined in the preamble.

      "Insufficiency" means, with respect to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

      "Lender" is defined in the preamble.

      "Letter Loan Agreement" is defined in the first recital.

      "Loan Documents" means the Letter Loan Agreement, the notes thereunder and the other documents delivered to BNS under the Letter Loan Agreement together with any Swap Agreement, any Confirmation and any other documents delivered to BNS thereunder.

      "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of the ERISA to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

      "Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Guarantor or any ERISA Affiliate, and more than one employer other than the Guarantor or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Guarantor or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

      "Note" means a Promissory Note or Non-Revolving Term Note as those terms are defined in the Letter Loan Agreement.

      "Other Taxes" is defined in clause (b) of Section 2.8.

      "PBGC" means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

      "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

      "Plan" means an employee benefit plan (other than a Multiemployer Plan) which is (or, in the event that any such plans has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Guarantor or any ERISA Affiliate and covered by Title IV or ERISA.

      "Principal Subsidiary" means at any time of determination any Subsidiary having total assets in excess of $100,000,000. For purposes of this definition, total assets shall be determined based on the most recent quarterly or annual financial statements available prior to such determination.

      "Rating Level" means the applicable category of rating level which is based on the rating of the Guarantor's senior unsecured long-term debt as classified by Moody's and/or Standard & Poor's and which shall be the highest applicable Rating Level I, Rating Level II, Rating Level III, Rating Level IV, Rating Level V or Rating Level VI, as the case may be, as set forth in Schedule I.

      "Subsidiary" means any corporation, partnership, joint venture or other entity of which more than 50% of the outstanding capital stock or other equity interests having ordinary voting power (irrespective of whether or not at the time capital stock or other equity interest of any other class or classes of such corporation, partnership, joint venture or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Guarantor.

      "Swap" is defined in the preamble.

      "Swap Agreement" is defined in the preamble.

      "Taxes" is defined in clause (a) of Section 2.8.

      "Termination Event" means (a) a "reportable event", as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in
Section 4062(e) of ERISA, or (b) the withdrawal of the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Guarantor or any ERISA Affiliate under
Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under
Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

      "Total Capitalization" means, at any time, the sum (without duplication) of (a) Total Debt, and (b) Consolidated Net Worth less any amount thereof attributable to "minority interests" (as defined below). For the purpose of this definition, "minority interests" means any investment or interest of the Guarantor in any corporation, partnership or other entity to the extent that the total amount thereof owned by the Guarantor (directly or indirectly) constitutes 50% or less of all outstanding interests or investments in such corporation, partnership or entity.

      "Total Debt" means, at any time, all Consolidated Debt of the Guarantor and its Consolidated Subsidiaries.

      "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

      SECTION 1.2. Letter Loan Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Letter Loan Agreement.

                                   ARTICLE II

                              GUARANTY PROVISIONS

      SECTION 2.1. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably

            (a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all indebtedness, obligations and liabilities of the Borrower to

      BNS arising out of, under, or in connection with the Letter Loan Agreement or any of the other Loan Documents (collectively the "Guaranteed Obligations") of the Borrower, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. ss.362(a)), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. ss.502(b) and ss.506(b), and

            (b) indemnifies and holds harmless BNS and each holder of a Note for any and all costs and expenses (including reasonable attorney's fees and expenses) incurred by BNS or such holder, as the case may be, in enforcing any of its rights under this Guaranty.

This Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that BNS or any holder of any Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower (or any other Person) before or as a condition to the obligations of the Guarantor hereunder.

      SECTION 2.2. Acceleration of Guaranty. The Guarantor agrees that, in the event of the occurrence and continuation of an Event of Default under Section
5.1 and if such Event of Default shall occur at a time when any of the Guaranteed Obligations may not then be due and payable, then, immediately and without further action by BNS, in the event of an Event of Default of the type referred to in Section 5.1(e) or upon demand by BNS in the event of an Event of Default (other than an Event of Default of the type referred to in Section 5.1(e)) the Guarantor will pay to BNS forthwith the full amount which would be payable hereunder by the Guarantor if all such Guaranteed Obligations were then due and payable.

      SECTION 2.3. Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Guaranteed Obligations have been paid in full, all obligations of the Guarantor hereunder shall have been paid in full and all Commitments shall have terminated. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Letter Loan Agreement or the Swap Agreement, as the case may be, and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of BNS or any holder of any Note with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

            (a) any lack of validity, legality or enforceability of the Letter Loan Agreement, any Note, any other Loan Document, the Swap Agreement or any Confirmation;

            (b) the failure of BNS or any holder of any Note (i) to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person (including any other guarantor) under the provisions of the Letter Loan Agreement, any Note, any other Loan Document, the Swap Agreement or any Confirmation or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral (if any) securing, any Guaranteed Obligations;

            (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other extension, compromise or renewal of any Guaranteed Obligation;

            (d) any reduction, limitation, impairment or termination of the Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Guaranteed Obligations or otherwise;

            (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Letter Loan Agreement, any Note or any other Loan Document or the Swap Agreement or any Confirmation, as the case may be;

            (f) any addition, exchange, release, surrender or nonperfection of any collateral (if any), or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by BNS or any holder of any Note securing any of the Guaranteed Obligations; or

            (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any surety or any other guarantor.

      SECTION 2.4. Reinstatement, etc. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be restored by BNS or any holder of any Note, upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, as though such payment had not been made.

      SECTION 2.5. Waiver, etc. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that BNS or any holder of any Note protect, secure, perfect or insure any security interest or lien, or any property subject thereto, or exhaust any right or take any action against the Borrower or any other Person (including any other guarantor) or entity or any collateral (if any) securing the Guaranteed Obligations.

      SECTION 2.6. Subrogation, etc. The Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until the prior payment, in full and in cash, of all Guaranteed Obligations. Any amount paid to the Guarantor on account of any such subrogation rights prior to the payment in full of all Guaranteed Obligations shall be held in trust for the benefit of BNS and each holder of a Note and shall immediately be paid to BNS and each holder of a Note and credited and applied against the Guaranteed Obligations whether matured or unmatured, in accordance with the terms of the Letter Loan Agreement or the Swap Agreement, as the case may be. In furtherance of the foregoing, for so long as any Guaranteed Obligations or Commitments remain outstanding, the Guarantor shall refrain from taking any action or commencing any proceeding against the Borrower (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under this Guaranty to BNS or any holder of a Note.

      SECTION 2.7. Successors, Transferees and Assigns; Transfers of Notes, etc. This Guaranty shall: (a) be binding upon the Guarantor, and its successors, transferees and assigns; and (b) inure to the benefit of and be enforceable by BNS, each holder of a Note and each of their respective successors, transferees and assigns. Without limiting the generality of clause (b), BNS may assign or otherwise transfer (in whole or in part) any Note or Loan or Swap held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to BNS under any Loan Document (including this Guaranty) or otherwise.

      SECTION 2.8. Payments Free and Clear of Taxes, etc. The Guarantor hereby agrees that:

            (a) Any and all payments made by the Guarantor hereunder shall be made in accordance with Section 20 of the Letter Loan Agreement or the relevant section or sections of the Swap Agreement and any Confirmations thereunder free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of BNS and each holder of a Note, (i) taxes imposed on its income,
      (ii) franchise taxes imposed on it by the jurisdiction under the laws of which BNS or such holder, as the case may be, is organized and by any political subdivision thereof and, in the case of BNS, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of BNS's Puerto Rico office and any political subdivision thereof and (iii) any taxes imposed by the United States of America by means of withholding at the source if an to the extent that such taxes shall be in effect and shall be applicable, to payments to be made to BNS (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities other than those referred to in the foregoing clauses (i), (ii) and (iii) being hereinafter referred to as "Taxes"). If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to BNS or any holder of a Note (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) BNS or such holder, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions, and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

            (b) The Guarantor shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty (hereinafter referred to as "Other Taxes").

            (c) The Guarantor hereby indemnifies and holds harmless BNS and each holder of a Note for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by BNS or such holder, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally assessed (expressly including such amounts paid as a result of the ordinary, sole or contributory negligence of BNS or such holder of a Note, but excluding such amounts paid as a result of the gross negligence or willful misconduct of BNS or such holder of a Note). This indemnification shall be made within thirty (30) days from the date BNS or such holder of a Note, as the case may be, makes written demand therefor. BNS or the holder of a Note shall not be indemnified for Taxes or Other Taxes incurred or accrued unless within 90 days of the date that BNS or such holder of a Note knew or should have known thereof, it notifies the Guarantor thereof.

            (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Guarantor will furnish to BNS the original or a certified copy of a receipt evidencing payment thereof. Should BNS or the holder of a Note ever receive any refund, credit or deduction from any taxing authority to which BNS or such holder of a Note would not be entitled but for the payment by the Guarantor of Taxes or Other Taxes as required by this Section 2.8 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by BNS or such holder of a Note in its sole discretion), BNS or such holder of a Note, as the case may be, thereupon shall repay to the Guarantor an amount with respect to such refund, credit or deduction equal to any net reduction in Taxes or Other Taxes actually obtained by BNS or such holder of a Note, as the case may be, and determined by BNS or such holder of a Note, as the case may be, to be attributable to such refund, credit or deduction.

            (e) Without prejudice to the survival of any other agreement of the Guarantor hereunder (but subject to the expiration of any applicable statute of limitations), the agreements and obligations of the Guarantor contained in this Section 2.8 shall survive the payment in full of the principal of and interest on the Loans.

      SECTION 2.9.  Judgment.  The Guarantor hereby agrees that:

            (a) If, for the purposes of obtaining a judgment in any court, it is necessary to convert a sum due hereunder from one currency into another currency, the rate of exchange used shall be the best available rate at which in accordance with normal banking procedures BNS could purchase such currency with such other currency on the Business Day preceding that on which final judgment is given.

            (b) The obligation of the Guarantor in respect of any sum due from it to BNS or any holder of a Note hereunder shall, notwithstanding any judgment in a currency, be discharged only to the extent that on the Business Day following receipt by BNS or such holder, as the case may be, of any sum adjudged to be so due in such other currency BNS or such holder, as the case may be, may, in accordance with normal banking procedures using the best available exchange rate, purchase the relevant currency with such other currency; in the event that the currency so purchased is less than the sum originally due to BNS or such holder in such currency, the Guarantor, as a separate obligation and notwithstanding any such judgment, hereby indemnifies and holds harmless BNS and such holder against such loss, and if the such currency, so purchased exceeds the sum originally due to BNS or such holder in the relevant currency, BNS or such holder, as the case may be, shall remit to the Guarantor such excess.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      SECTION 3.1. Representations and Warranties. The Guarantor hereby represents and warrants unto BNS as follows:

            (a) The Guarantor and each Principal Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Guarantor and each Principal Subsidiary have all corporate powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted except where failure to have such would not, in the aggregate, have a material adverse effect on the Guarantor or on the ability of the Guarantor to perform its obligations under this Guaranty.

            (b) The execution, delivery and performance by the Guarantor of this Guaranty is within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action of the Guarantor, require, in respect of the Guarantor, no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of law or regulation applicable to the Guarantor or the restated certificate of incorporation or by-laws of the Guarantor or any judgment, injunction, order, decree or material ("material" for the purposes of this representation meaning creating a liability of $50,000,000 or more) agreement binding upon the Guarantor or result in the creation or imposition of any lien, security interest or other charge or encumbrance on any asset of the Guarantor or any of its Subsidiaries.

            (c) This Guaranty is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

            (d) The audited Consolidated balance sheet of the Guarantor as of December 31, 1993 and the related audited Consolidated statements of income, cash flows and changes in shareholders' equity accounts for the fiscal year then ended and the unaudited Consolidated balance sheet of the Guarantor as of March 31, 1994, and the related unaudited Consolidated statements of income and cash flows for the fiscal quarter then ended, certified by the chief financial or accounting officer of the Guarantor, copies of which have been delivered to BNS, fairly present, in conformity with GAAP except as otherwise expressly noted therein, the Consolidated financial position of the Guarantor as of such dates and its Consolidated results of operations and as applicable changes in financial position for such fiscal periods, subject (in the case of the unaudited balance sheet and statements) to changes resulting from audit and normal year-end adjustments.

            (e) Since December 31, 1993 there has been no material adverse change in the Consolidated financial position or Consolidated results of operations of the Guarantor and its Subsidiaries, considered as a whole.

            (f) Except as disclosed in the Guarantor's Form 10-K for the year ended December 31, 1993 or the Guarantor's Form 10-Q for the quarter ended March 31, 1994, which were delivered to BNS prior to the date hereof, there is no action, suit or proceeding pending against the Guarantor or any of its Subsidiaries, or to the knowledge of the Guarantor threatened against the Guarantor or any of its Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the Consolidated financial position or Consolidated results of operations of the Guarantor and its Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement.

            (g) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists. Neither the Guarantor nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, for which a Withdrawal Liability in excess of $50,000,000 exists.

            (h) United States federal income tax returns of the Guarantor and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1987. The Guarantor and its Subsidiaries have filed or caused to be filed all United Sates federal income tax returns and all other material domestic tax returns which to the knowledge of the Guarantor are required to be filed by them and have paid or provided for the payment, before the same become delinquent, of all taxes due pursuant to such returns or pursuant to any assessment received by the Guarantor or any Subsidiary, other than those taxes contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of taxes are, in the opinion of the Guarantor, adequate to the extent required by GAAP.

            (i) Neither the Guarantor nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            (j) The Guarantor is not a "holding company", a "subsidiary company" of a "holding company", an "affiliate" of a "holding company", or an "affiliate" of a "subsidiary company" of a "holding company", in each case as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                                   ARTICLE IV

                                COVENANTS, ETC.

      SECTION 4.1. Affirmative Covenants. The Guarantor covenants and agrees that so long as any portion of the Guaranteed Obligations shall remain unpaid or BNS shall have any outstanding Commitment, the Guarantor will, unless BNS shall otherwise consent in writing, perform the following obligations:

      (a) Reporting Requirements. Furnish to BNS:

                  (1) (A) promptly after the sending or filing thereof, a copy of each of the Guarantor's reports on Form 8-K (or any comparable form), (B) promptly after the filing or sending thereof, and in any event within 75 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, a copy of the Guarantor's report on Form 10-Q (or any comparable form) for such quarter, which report will include the Guarantor's quarterly unaudited Consolidated financial statements as of the end of and for such quarter, and (C) promptly after the filing or sending thereof, and in any event within 135 days after the end of each fiscal year of the Guarantor, a copy of the Guarantor's annual report which it sends to its public security holders, and a copy of the Guarantor's annual report on Form 10-K (or any comparable form) for such year, which annual report on Form 10-K will include the Guarantor's annual audited Consolidated financial statements as of the end of and for such year;

                  (2) simultaneously with the delivery of each of the annual or quarterly reports referred to in clause (1) above, a certificate of the chief financial officer or the chief accounting officer of the Guarantor in a form acceptable to BNS (x) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of Section 4.2(b) on the date of the financial statements contained in such report, and (y) stating whether there exists on the date of such certificate any Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, and, if so, setting forth the details thereof and the action which the Guarantor has taken and proposes to take with respect thereto;

                  (3) as soon as is possible and in any event within five days after a change in, or issuance of, any rating of any of the Guarantor's senior unsecured long-term debt by Standard & Poor's or Moody's which causes a change in the applicable Rating Level, notify BNS of such change;

                  (4) as soon as possible and in any event within five days
            after an executive officer of the Guarantor having obtained knowledge thereof, notice of the occurrence of any Event of Default or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such notice, and a statement of the chief financial officer of the Guarantor setting forth details of such Event of Default or event and the action, if any, which the Guarantor has taken and proposes to take with respect thereto;

                  (5) as soon as possible and in any event(A) within 30 Business
            Days after the Guarantor or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred and
            (B) within 10 Business Days after the Guarantor or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred or is reasonably expected to occur, a statement of the chief financial officer or chief accounting officer of the Guarantor describing such Termination Event and the action, if any, which the Guarantor or such ERISA Affiliate proposes to take with respect thereto;

                  (6) promptly and in any event within five Business Days after receipt thereof by the Guarantor or any ERISA Affiliate, copies of each notice received by the Guarantor or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan for which an Insufficiency in excess of $50,000,000 exists or to have a trustee appointed to administer any Plan for which an Insufficiency in excess of $50,000,000 exists;

                  (7) promptly and in any event within five Business Days after receipt thereof by the Guarantor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Guarantor or any ERISA Affiliate indicating liability in excess of $50,000,000 incurred or expected to be incurred by the Guarantor or any ERISA Affiliate in connection with
            (A) the imposition of a Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, or (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA; and

                  (8) such other information respecting the Consolidated
            financial position or Consolidated results of operations of the Guarantor that BNS may from time to time reasonably request.

            (b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders to the extent noncompliance therewith would have a material adverse effect on the Guarantor and its Subsidiaries taken as a whole, such compliance to include, without limitation, the paying before the same shall become due of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings.

            (c) Maintenance of Insurance. Maintain, and cause each of its Principal Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties as the Guarantor or such Principal Subsidiary, provided, that self-insurance by the Guarantor or any such Principal Subsidiary shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties as the Guarantor or such Principal Subsidiary self-insure. The Guarantor may maintain the Principal Subsidiaries' insurance on behalf of them.

            (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Principal Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), and franchises; provided, however, that this Section 4.1(d) shall not apply to any transactions permitted by Section 4.2(c) or (d) and shall not prevent the termination of existence, rights and franchises of any Principal Subsidiary pursuant to any merger or consolidation to which such Principal Subsidiary is a party, and provided, further, that the Guarantor or any Principal Subsidiary shall not be required to preserve any right or franchise if the Guarantor or such Principal Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Principal Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to BNS.

            (e) Visitation Rights. At any reasonable time and from time to time, after reasonable written notice, permit BNS or any agents or representatives thereof to examine the records and books of account of, and visit the properties of, the Guarantor and any of the Principal Subsidiaries and to discuss the affairs, finances and accounts of the Guarantor and any of the Principal Subsidiaries with any of the officers of the Guarantor.

      SECTION 4.2. Negative Covenants. The Guarantor covenants and agrees that, so long as any portion of the Guaranteed Obligations shall remain unpaid or BNS shall have any outstanding Commitment, the Guarantor will not, without the prior written consent of BNS, do anything prohibited below:

            (a) Negative Pledge. Fail to perform or observe any term, covenant, or agreement contained in Section 5.01 or 5.02 of the Credit Agreement. The terms, covenants, or agreements in Section 5.01 and 5.02 shall have the same force and effect as if fully recited herein, shall be deemed to have been made in favor of BNS, shall survive the termination or expiration of the Credit Agreement (or the Guarantor's obligations thereunder) and, notwithstanding any such termination or expiration of the Credit Agreement (or the Guarantor's obligations thereunder), shall continue to inure to the benefit of BNS. Any amendment or modification to any of the terms, covenants, or agreements contained in Sections 5.01 and
      5.02 of the Credit Agreement shall not be operative and shall have no force and effect with respect to the Guarantor and BNS pursuant to this Guaranty and such terms, covenants, and agreements contained in Sections
      5.01 and 5.02 shall be deemed to remain as written without regard to any such amendment or modification.

            (b) Total Debt to Capitalization. Have a ratio of (i) Total Debt to
      (ii) Total Capitalization greater than 50%.

            (c) Disposition of Assets. Lease, sell, transfer or otherwise dispose of, voluntarily or involuntarily, all or substantially all of its assets.

            (d) Mergers, Etc. Merge or consolidate with or into, any Person, unless (1) the Guarantor is the survivor or (2) the surviving Person, if not the Guarantor, is organized under the laws of the United States or a state thereof and assumes all obligations of the Guarantor under this Guaranty, provided, in each case that both immediately before and after giving effect to such proposed transaction, no Event of Default or event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default exists, or would exist or result.

            (e) Compliance with ERISA. (1) Terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any liability in excess of $50,000,000 of the Guarantor or any ERISA Affiliate to the PBGC, or (2) permit circumstances which give rise to a Termination Event described in clauses (b), (d) or (e) of the definition of Termination Event with respect to a Plan so as to result in any liability in excess of $50,000,000 of the Guarantor or any ERISA Affiliate to the PBGC.

                                   ARTICLE V

                               EVENTS OF DEFAULT

      SECTION 5.1. Events of Default. Each of the following events which shall occur and be continuing shall constitute Events of Default:

            (a) The Guarantor shall fail to pay any amount hereunder when due and payable; or

            (b) Any representation or warranty made by the Guarantor (or any of its officers) under or in connection with this Guaranty shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing; or

            (c) The Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 4.2 or shall fail to perform or observe any other term, covenant or agreement contained herein on its part to be performed or observed if, in the case of such other term, covenant or agreement, such failure shall remained unremedied for 30 days after written notice thereof shall have been given to the Guarantor by BNS; or

            (d) The Guarantor or any Principal Subsidiary shall (1) fail to pay any principal of or premium or interest on any Debt (other than Debt described in clause (c) of the definition of Debt) which is outstanding in the principal amount of at least $50,000,000 in the aggregate, of the Guarantor or such Principal Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of the giving of notice of a voluntary prepayment), prior to the stated maturity thereof, or (2) with respect to Debt described in clause
      (c) of the definition of Debt, fail to pay any such Debt which is outstanding in the principal amount of at least $50,000,000 in the aggregate, of the Guarantor or such Principal Subsidiary (as the case may be), when the same becomes due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or

            (e) The Guarantor or any Principal Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Guarantor or any Principal Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or the Guarantor or any Principal Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

            (f) Any judgment, decree or order for the payment of money in excess of $50,000,000 shall be rendered against the Guarantor or any Principal Subsidiary and shall remain unsatisfied and either (1) enforcement proceedings shall have been commenced by any creditor upon such judgment, decreed or order or (2) there shall be any period longer than (i) 30 consecutive days or (ii) such longer period as allowed by applicable law during which a stay of enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (g) Any Termination Event as defined in clause (b), (d) or (e) of the definition thereof with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the Guarantor by BNS,
      (1) such Termination Event shall continue to exist and (2) the sum (determined as of the date of occurrence of such Termination Event) of the liabilities to the PBGC resulting from all such Termination Events is equal to or greater than $100,000,000; or

            (h) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to the Multiemployer Plan in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $100,000,000 or requires payments exceeding $50,000,000 in any year; or

            (i) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Guarantor and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the date hereof by an amount exceeding $50,000,000 in the aggregate.

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

      SECTION 6.1. Binding on Successors, Transferees and Assigns; Assignment of Guaranty. In addition to, and not in limitation of, Section 2.7, this Guaranty shall be binding upon the Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by BNS and each holder of a Note and their respective successors and assigns (to the full extent provided pursuant to Section 2.7); provided, however, that the Guarantor may not assign any of its obligations hereunder without the prior written consent of BNS and each holder of a Note.

      SECTION 6.2. Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by BNS and the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      SECTION 6.3. Addresses for Notices to the Guarantor. All notices and other communications hereunder to the Guarantor shall be in writing and mailed or delivered to it, addressed to it at the address set forth below its signature hereto or at such other address as shall be designated by the Guarantor in a written notice to BNS at

      The Bank of Nova Scotia
      273 Ponce de Leon Avenue
      Hato Rey, Puerto Rico  00917

or such other address specified in a notice complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed, be effective when deposited in the mails, addressed as aforesaid.

      SECTION 6.4. No Waiver; Remedies. In addition to, and not in limitation of, Section 2.3 and Section 2.5, no failure on the part of BNS or any holder of a Note to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      SECTION 6.5. Section Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

      SECTION 6.6. Severability. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

      SECTION 6.7. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

      IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                    Enron Oil & Gas Company
                                    By:____________________________
                                    Title:
                                    Address: ______________________
                                    Attention:  _____________________
                                    Telex:_________________________
                                    Telecopy:   ______________________

                                   Schedule 1

                        ENRON GAS & OIL TRINIDAD LIMITED

PRICING APPENDIX

              Level I           Level II          Level III         Level IV          Level V           Level VI
              -------           --------          ---------         --------          -------           --------
Basis for     If the            If the            If the            If the            If the            If the
Pricing       Guarantor's       Guarantor's       Guarantor's       Guarantor's       Guarantor's       Guarantor's
              Senior            Senior            Senior            Senior            Senior            Senior
              Unsecured         Unsecured         Unsecured         Unsecured         Unsecured         Unsecured
              Long Term         Long Term         Long Term         Long Term         Long Term         Long Term
              Debt is rated     Debt is rated     Debt is rated     Debt is rated     Debt is rated     Debt is rated
              A or better       BBB+ or better    BBB by S&P        BBB- by S&P       BBB- by S&P       BB+ or lower
              by S&P or A2      by S&P or Baa1    and Baa2 by       or Baa3 by        and Baa3 by       by S&P and Ba1
              or better by      or better by      Moody's.          Moody's.          Moody's.          or lower by
              Moody's.          Moody's.                                                                Moody's.

Commitment       12.5bp            15.0bp            17.5bp            20.0bp            25.0bp            37.5bp
Fee

LIBOR+           37.5bp            50.0bp            55.0bp            62.5bp            75bp              112.5bp

936+             37.5bp            50.0bp            55.0bp            62.5bp            75bp              112.5bp


                                                                       EXHIBIT D


             CERTIFICATE ISSUED PURSUANT TO SECTION 1.936-10(c)(11)
             OF THE REGULATION PROMULGATED UNDER THE PROVISIONS OF
          SECTION 936(d)(4) OF THE UNITED STATES INTERNAL REVENUE CODE

      Enron Gas & Oil Trinidad Limited ("EGOTL") hereby certifies that, for purposes of the Letter Loan Agreement with The Bank of Nova Scotia dated _______________________, 1994, EGOTL is a "qualified recipient" under the provisions of Section 1.936-10(c)(9) of the regulations promulgated under the provisions of Section 936(d)(4) of the United States Internal Revenue Code.

                                         ENRON GAS & OIL TRINIDAD LIMITED

                                                                       EXHIBIT E

                 (Enron Gas & Oil Trinidad Limited Letterhead)

                                                      ___________________ ,1994
The Bank of Nova Scotia
273 Ponce de Leon Avenue
Hato Rey, Puerto Rico

Re: LOAN OF US$44,000,000 GRANTED BY THE BANK OF NOVA SCOTIA TO ENRON GAS & OIL TRINIDAD LIMITED

Gentlemen:

      We hereby acknowledge that the proceeds of the loan or loans up to aggregate principal amount of US$44,000,000 may be funded in whole or in part with "eligible funds", as the term is defined in Regulation 3582, and all amendments or substitutes thereof. We certify that the proceeds of the loan or loans will be used solely for the acquisition of Active Business Assets that qualify as such under Section 1.936-10(c)(4) of the regulations promulgated under Section 936(d)(4) of the United States Internal Revenue Code (the "Federal CBI Regulations"), to be used by us to finance (or refinance or replace with Advances funded with 936 Deposits as permitted by paragraphs (c)(7)(i) and
(c)(7)(ii) of the Federal CBI Regulations) the costs of the Company's exploration, development and production of natural gas and crude oil fields from the Kiskadee and Ibis Fields in the South East Consortium Block offshore Trinidad & Tobago, including without limitation the constructing of offshore platforms, laying of pipelines, drilling of wells and installation of all related equipment and facilities (the "Active Answers Assets"), and for working capital purposes in full compliance with the Federal CBI Regulations.

      The collateral provided by us for the loan consists of a guaranty of Enron Oil & Gas Company.

                                    Cordially,

                                    ENRON GAS & OIL TRINIDAD LIMITED

                                    By: ____________________________

                                                                       EXHIBIT F

             CERTIFICATE ISSUED PURSUANT TO SECTION 1.936-10(c)(12)
             OF THE REGULATIONS PROMULGATED UNDER THE PROVISIONS OF
          SECTION 936(d)(4) OF THE UNITED STATES INTERNAL REVENUE CODE

      In order to comply with the certification requirement of Section 936
(d)(4)(c)(i) of the United States Internal Revenue Code (the "Code"), and as required by Section 1.936-10(c)(12) of the regulations promulgated thereunder (the "Federal CBI Regulations"), The Bank of Nova Scotia, Hato Rey Branch (the "Bank") and Enron Gas & Oil Trinidad Limited (the"Company") hereby certify to the Assistant Commissioner (International) of the United States Internal Revenue Service and to the Commissioner of Financial Institutions of Puerto Rico as follows:

      (1) As of the date hereof the Company has complied with the provisions of
Section 1.936-10(c)(11) of the Federal CBI Regulations.

      (2) The loan to the Company is a non-revolving loan of Us$44,000,000 (the "Loan") and may be drawn in one or more advances in minimum principal amounts of US$500,000. The maturity of the Loan will be on _________________________, 1999.
The proceeds of the Loan will be used by the Company solely to finance (or refinance or replace with Advances funded with 936 Deposits as permitted by paragraphs (c)(7)(i) and (c)(7)(ii) of the Federal CBI Regulations) the costs of the Company's exploration for and development and production of natural gas and crude oil from the Kiskadee and Ibis Fields in the South East Coast Consortium Block offshore Trinidad & Tobago, including without limitation, the constructing of off-shore platforms, laying of pipelines, drilling of wells and installation of all related equipment and facilities (the "Active Business Assets"). The proceeds of the Loan may also be used for working capital purposes, provided that the amount used for such purposes may not exceed 10% of the amount invested in Active Business Assets (the "Working Capital Amount"). The Loan is secured by the unconditional guarantee of Enron Oil & Gas Company.

      (3) The Company is a corporation organized under the laws of Trinidad & Tobago and is an indirect wholly owned subsidiary of Enron Oil & Gas Company. The Company is engaged in the exploration and development, production and marketing of oil and gas reserves in Trinidad & Tobago.

      (4) Trinidad & Tobago qualifies as a "beneficiary country" within the meaning of Section 212(a)(1)(A) of the Caribbean Basin Economic Recovery Act. In addition, (i) there is in effect an agreement for the exchange of tax information between Trinidad & Tobago and the

United States and (ii) there is not in effect a finding by the United States Secretary of the Treasury that the tax laws of Trinidad & Tobago discriminate against conventions held in the United States.

      (5) The Loan qualifies as a qualified investment in a qualified Caribbean Basin country under Section 1.936-10(c) of the Federal CBI Regulations because of the following:

            (a) the Loan will be made by the Bank a banking institution organized under the laws of Canada, that has been designated as an "eligible institution" under Section 4.2.13 of Regulation 3582. Thus, the requirement that the Loan be made by a "qualified institution," as defined in Section 1.936-10(c)(3) is met;

            (b) the Loan will be made to the Company, a corporation engaged in the exploration for and the development, production and marketing of oil and gas reserves in Trinidad & Tobago, that has complied with the agreement and representation requirements of Section 1.936- 10(c)(11)(i) of the Federal CBI Regulations. Thus, the requirement that the Loan be made to a "qualified recipient," as defined in Section 1.936-10(c)(9) is met;

            (c) the proceeds of the Loan will be used by the Company for the acquisition of the Active Business Assets and/or to refinance the acquisition of Active Business Assets in compliance with the provisions of the Federal CBI Regulations, which Active Business Assets are to be used exclusively in the Company's operation in Trinidad & Tobago. Not more than 3.5% of the principal amount of the Loan will be used to finance costs associated with the arranging of the financing and not more than 10% of the amount of the Loan invested in Active Business Assets will be used for working capital purposes. Thus, the requirement that the Loan be made to the qualified recipient for investment in "active business assets", as defined in Section 1.936-10(c)(4) is met;

            (d) the investment of the Loan proceeds will be made in Trinidad & Tobago which, as stated above, (i) has been designated as a "beneficiary country" under the Caribbean Basin Economic Recovery Act; (ii) has an agreement in effect for the exchange of tax information with the United States; and (iii) is a country with respect to which there is not in effect a finding by the Secretary of the Treasury that its tax laws discriminate against conventions held in the United States. Thus, the requirement that the investment be made in a "qualified Caribbean Basin" country, as defined in Section 1.936-10(c)(10)(C)(ii) is met; and

            (e) the Loan has been approved by the Commissioner of Financial Institutions of Puerto Rico and the agreement, representations, certification and due diligence requirements of Section 1.936-10(c)(11), (c)(12), and (c)(13) have been or will be met.

      (6) The Bank agrees to permit examination by the Assistant Commissioner (International) of the United States Internal Revenue Service (or by the Office of any District Director authorized by the Assistant Commissioner (International)) and by the Commissioner of Financial Institutions of Puerto Rico of all of its necessary books and records that are sufficient to verify that the proceeds of the Loan were used for investments in Active Business Assets, as referred to above.

      In San Juan, Puerto Rico this _______th day of ________________________,
1994.

ENRON GAS & OIL                           THE BANK OF NOVA SCOTIA
TRINIDAD LIMITED

__________________________                _____________________________
By:                                       By:
Title:                                    Title: